Exhibit 99.1

RumbleOn Enters into Definitive Agreement to Acquire Freedom Powersports

Acquisition of 13 locations will bring RumbleOn to Georgia and Alabama, and expand its presence in Texas

Strategic expansion further strengthens RumbleOn’s omnichannel offering

DALLAS - RumbleOn, Inc. (NASDAQ: RMBL), the nation’s largest retailer of powersports vehicles and first omnichannel customer experience in powersports, today announced it has entered into a definitive agreement to acquire Freedom Powersports, including the business and powersports dealerships operated at 13 locations in Texas, Georgia and Alabama. The addition of Freedom Powersports will expand RumbleOn’s national presence to over 55 locations. The anticipated acquisition supports RumbleOn’s growth strategy by expanding and strengthening its omnichannel offering. The acquisition is subject to customary closing conditions and is expected to close in late 2021 or early 2022.

“We are excited about the outstanding business Kevin, Tom, and the Freedom team have built and we look forward to Freedom joining the RumbleOn team. We are well aware of the benefits of adding 13 exceptional locations representing 15 leading manufacturers to further strengthen our omnichannel offering,” said Marshall Chesrown, RumbleOn’s Chief Executive Officer. “We remain confident in our ability to transform the highly fragmented powersports industry, to drive efficiencies in the marketplace, and to improve the customer experience. We expect Freedom to be accretive to our performance on day one without raising equity capital to fund cash consideration.”

About RumbleOn

RumbleOn (NASDAQ: RMBL) is the nation’s first and only omnichannel customer experience available in powersports and the largest powersports dealer. RumbleOn offers a seamless shopping experience where a customer can browse, buy, sell, trade, or get financing at any of the Company’s bricks-and-mortar locations or online at the click of a button and its planned acquisition growth strategy will further strengthen its omnichannel offering. Headquartered in the Dallas Metroplex, RumbleOn is revolutionizing the customer experience for outdoor enthusiasts across the country and making powersport vehicles accessible to more people, in more places than ever before. To learn more please visit us online at https://www.rumbleon.com/.

About Freedom Powersports

Freedom Powersports was founded in 2012 with a goal of building relationships and supporting the communities we live in. We're powered by customer service and we just so happen to sell all the cool powersports stuff our customers could want or need. Today we have 13 dealerships in Texas, Georgia, and Alabama with a knowledgeable, friendly, and specially trained team who are always happy to hear from you and ready to help "Find your Freedom" and fuel your escape. To learn more please visit us online at https://www.freedompowersportsusa.com/.

Cautionary Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the anticipated acquisition, including the benefits of the acquisition and the anticipated timing of the acquisition. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking and Cautionary Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Will Newell

investors@rumbleon.com

Source: RumbleOn, Inc